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                                                                   Exhibit 99.A2








                          UBS PAINEWEBBER EQUITY TRUST,
                          VALUE SELECT TEN SERIES 2001C


                          TRUST INDENTURE AND AGREEMENT


                            Dated as of June 19, 2001


                                  Incorporating


                     Standard Terms and Conditions of Trust
                            Dated as of July 1, 1998,


                                     Between

                              UBS PAINEWEBBER INC.,
                                  as Depositor


                                       and


                         INVESTORS BANK & TRUST COMPANY
                                   as Trustee

                  THIS TRUST INDENTURE AND AGREEMENT dated as of June 19, 2001 between UBS PaineWebber Inc., as Depositor and Investors Bank & Trust Company, as Trustee, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to a document entitled "Standard Terms and Conditions of Trust" dated as of July 1, 1998, among the parties hereto (hereinafter called the "Standard Terms"), such provisions as are set forth in full and such provisions as are incorporated by reference constituting a single instrument.

                          W I T N E S S E T H    T H A T:

                  WHEREAS, the parties hereto have heretofore or concurrently herewith entered into the Standard Terms in order to facilitate creation of a series of securities issued under a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended, and the laws of the State of New York, each of which series will be composed of redeemable securities representing undivided interests in a trust fund composed of publicly traded common or preferred stocks issued by domestic or foreign companies, and, in certain cases, interest-bearing United States Treasury Obligations ("Treasury Obligations"); and

                  WHEREAS, the parties now desire to create the first Value Select Ten Trust of the aforesaid series;

                  NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                  Section 1. Incorporation of Standard Terms and Conditions of Trust. Subject to the provisions of Section 2 of this Trust Indenture and Agreement set forth below, all of the provisions of the Standard Terms are incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully to all intents and purposes as though said provisions had been set forth in full in this instrument. Unless otherwise stated, section references shall refer to sections in the Standard Terms.

                  Section 2. Specific Terms of this Series. The following terms are hereby agreed to for this series of UBS PaineWebber Equity Trust, which series shall be known and designated as "UBS PaineWebber Equity Trust, Value Select Ten Series 2001C".

                  A. (1) The aggregate number of Units outstanding on the date hereof for this Series is 1,000,000.

                     (2) The initial fractional undivided interest represented by each Unit of this series shall be 1/1,000,000th of the Trust Fund. A receipt evidencing the ownership of this total number of Units outstanding on the date hereof is being delivered by the Trustee to the Depositor.


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                     (3) The Securities deposited into the Trust on the Initial
Date of Deposit are set forth on Schedule A hereto.

                  B. The term "Record Date" shall mean September 10, 2001, December 10, 2001, March 10, 2002, May 10, 2002; provided, however, that with respect to a distribution required by Section 2.02(b), the Record Date shall be the last business day of the month during which the contract to purchase the Security fails.

                  Record Date shall also include such date or dates determined by the Sponsor and the Trustee as necessary or desirable and in the best interest of the Unitholders for federal or state tax purposes, or for other purposes (hereinafter a "Special Record Date"), which date may replace a regularly scheduled Record Date if such regularly scheduled Record Date is within 30 days of a Special Record Date.

                  C. The term "Distribution Date" shall mean the 15th day following each Record Date; the Distribution Dates with respect to Income Account Distributions (the "Income Account Distribution Dates") shall mean September 25, 2001, December 25, 2001, March 25, 2002, May 25, 2002 and on or after the Mandatory Termination Date, and shall mean December 25, 2001 and on or after the Mandatory Termination Date with respect to Capital Account Distributions (the "Capital Account Distribution Dates"). With respect to a distribution required by Section 2.02(b), the Distribution Date shall be the fifteenth (15) day after the Record Date with respect thereto.

                  In the event a Special Record Date is declared, "Distribution Date" shall also include such date as is determined by the Sponsor and the Trustee to be the Distribution Date in respect of such Special Record Date.

                  D. The Discretionary Liquidation Amount shall be forty per centum (40%) of the aggregate value of the Securities originally deposited on the date hereof and subsequently deposited pursuant to any Supplemental Indenture pursuant to Section 2.02.

                  E. The Mandatory Termination Date shall be July 31, 2002. Unless advised to the contrary by the Sponsor, the date on which the Trustee shall begin to sell equity Securities in accordance with Section 9.01 shall be 15 days before the Mandatory Termination Date. .

                  F. The Trustee's annual compensation as referred to in Section
8.05 shall be $.00170 per Unit computed monthly based on the largest number of Units outstanding during the preceding month.

                  G. The Sponsor's annual compensation pursuant to Section 7.02 shall be computed as $.00035 per Unit, based on the largest number of Units outstanding in a calendar year.


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                  H. The balance in the Capital Account below which no
distribution need be made, as referred to in Section 3.04, is $0.005 per Unit outstanding.

                  I. The calendar year to be specified pursuant to Section 3.05 shall be calendar year 2001, so that the Trustee's first annual report will be furnished to Unitholders within a reasonable period of time following calendar year 2001.

                  J. The Trust hereby elects to qualify as a "grantor trust" under the Internal Revenue Code of 1986, as amended. The taxable year for this Trust shall end on December 31.

                  K. The Sponsor's Initial Costs are estimated to be $0.0020 per Unit.

                  L. The Trust hereby elects to make available a Reinvestment Plan for this Series.

                  M. Units of this Trust shall not be held in certificated form.

                  N. The Trust may receive Supplemental Deposits and issue Additional Units in accordance with Section 2.02(c).

                  O. The Units of this Trust shall be subject to a Deferred Sales Charge in an amount, and that shall be paid in the manner, as set forth below and in the Prospectus. Commencing in the third (3rd) month (August, 2001) and continuing through the twelfth (12th) month (May, 2002) of the Trust's fourteen month life, the Deferred Sales Charge per 1,000 Units shall be $15.00 per year for such period.

                  P. For purposes of this Trust, the In-Kind Distribution Amount shall be $500,000, and the Sponsor shall direct whether an In-Kind Distribution shall be made.


                  Q. The Rollover Notification Date shall be June 24, 2002.

                  R. The Special Redemption Rollover Date
shall be June 25, 2002.

                  S. The Special Liquidation Period shall be June 24, 2002 through June 28, 2002.

                  T. Section 5.01(a)(y)(iii) is amended to add the phrase "and C&D Fees" following "Initial Costs".

                  U. Section 5.02 (b) is amended to add the phrase "and C&D Fees" following "Initial Costs".

                  V. Section 5.02 (b)(1) is amended to add the phrase "and C&D Fees" following "Initial Costs".

                  W. Section 10.02 of the Standard Terms is hereby amended by adding new subsections 10.02(f) through (i) below, to provide for the deduction and payment of the Creation and Development Fee described in the Prospectus (the "C&D Fee"):

         (f) The Sponsor shall be paid the C&D Fee in the manner described below and the payment of the C&D Fee shall be for the account of Unitholders of record at July 28, 2001, which is the conclusion of the initial public Offering Period (the "Computation Date") and shall not be reflected in the computation of Unit Value prior thereto.

         (g) The Sponsor shall submit a written certification to the Trustee stating the Computation Date, the percentage rate of the C&D Fee set forth in the Prospectus (the "Percentage Rate") and the total dollar amount of the C&D Fee calculated in the manner set forth in subsection (h) immediately below (the "C&D Certification").

         (h) The Sponsor shall compute the total dollar amount of the C&D Fee by
(a) multiplying the Trust Fund's average daily net asset value per Unit during the period from the Initial Date of Deposit through and including the Computation Date by (b) the number of Units outstanding on the Computation Date and then (c) multiplying that product by the Percentage Rate.

         (i) Promptly after receipt of the C&D Certification, the Trustee shall pay to the Sponsor, from the assets of the Trust Fund, the C&D Fee specified therein or any lessor amount as may be requested by the Sponsor. If so directed by the Sponsor, and upon receipt of directions to sell those Securities selected by the Sponsor, the Trustee shall sell those Securities having a value, as determined under Section 4.01 of the Standard Terms as of the date of such sale sufficient for the payment of the C&D fee specified in the C&D Certification and shall distribute the proceeds of such sale to or upon the order of the Sponsor, but only to the extent of such C&D Fee.


         X. The Trustee's address for notices under Section 10.06 is:

                                            Hancock Tower
                                            200 Clarendon Street
                                            Boston, MA 02116


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                  IN WITNESS WHEREOF, UBS PaineWebber Inc. has caused this Trust
Indenture and Agreement to be executed by one of its Corporate Vice Presidents and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries, and Investors Bank & Trust Company has caused this Trust Indenture to be executed by one of its Authorized Signatories and its corporate seals to be hereto affixed and attested by one of its Authorized Signatories, all as of the date first above written.

                                            UBS PAINEWEBBER INC.
                                             as Depositor and Sponsor



SEAL                                        By ___________________________
                                                 Corporate Vice President



Attest:


--------------------------
         Secretary

STATE OF NEW YORK       )
                        :ss.:
COUNTY OF NEW YORK      )


         On this 19th day of June, 2001 before me personally appeared Christine Tripi Pasquin, to me known, who being by me duly sworn, said that she is a Corporate Vice President of UBS PaineWebber Inc., one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.




                                   -----------------------------------------
                                    Notary Public

                         SCHEDULE A TO TRUST INDENTURE


                         UBS PAINEWEBBER EQUITY TRUST
                         VALUE SELECT TEN SERIES 2001C

                            SCHEDULE OF INVESTMENTS

                 AS OF INITIAL DATE OF DEPOSIT, JUNE 19, 2001


COMMON STOCKS (1)




             PRIMARY INDUSTRY SOURCE AND                NUMBER OF     COST OF SECURITIES
                   NAME OF ISSUER                         SHARES        TO TRUST(2)(3)
----------------------------------------------------   -----------   -------------------
     Automobile (10.00%)
       General Motors Corporation ..................      1,610         $  99,031.10
     Chemicals (9.98%)
       E.I. du Pont de Nemours and Company .........      2,140            98,803.80
     Cosmetics & Toiletries (9.98%)
       The Procter & Gamble Company ................      1,590            98,818.50
     Diversified Manufacturing Operations (10.00%)
       Minnesota Mining and Manufacturing
        Company (3M) ...............................        810            99,006.30
     Financial Institutions/Banks (9.94%)
       J.P. Morgan Chase & Co. .....................      2,220            98,368.20
     Machinery--Construction & Mining (10.07%)
       Caterpillar Inc. ............................      1,830            99,662.20
     Paper & Related Products (10.01%)
       International Paper Company .................      2,710            99,077.60
     Photo Equipment & Supplies (10.05%)
       Eastman Kodak Company .......................      2,130            99,492.30
     Telecommunications (10.02%)
       SBC Communications Inc. .....................      2,480            99,200.00
     Tobacco (9.95%)
       Philip Morris Companies Inc. ................      2,200            98,560.00
                                                                        ------------
     TOTAL INVESTMENTS .............................                    $ 990,020.00
                                                                        ============

----------
(1) All Securities are represented entirely by contracts to purchase such Securities.

(2) Valuation of the Securities by the Trustee was made as described in "Valuation" in Part B of this Prospectus as of the close of business on the business day prior to the Initial Date of Deposit.

(3)   There was no gain or loss to the Sponsor on the Initial Date of Deposit.


PLEASE NOTE THAT IF THIS PROSPECTUS IS USED AS A PRELIMINARY PROSPECTUS FOR A FUTURE TRUST IN THIS SERIES, THE PORTFOLIO WILL CONTAIN DIFFERENT SECURITIES
                          FROM THOSE DESCRIBED ABOVE.